Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNS $974,000 IN THIRD QUARTER 2009
BILOXI, MS (OCTOBER 20, 2009)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $974,000 in the third quarter of 2009, reversing a loss recorded in the same period last year due to non-cash charges related to an investment in preferred shares of Federal Home Loan Mortgage Company, commonly known as Freddie Mac, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
Net income for the third quarter of 2009 was reduced by an additional $1,875,000 provision for loan losses.
“Although our loan loss reserve process is largely in our control, the financial disruptions since early 2008 have ushered in a dramatic change of regulatory oversight and control. If regulators were perceived as too indulgent in the past, the pendulum has swung a long way in the opposite direction,” said Swetman.
“As a result of the shared national credit exam by the banking regulators, our bank had to place one large performing gaming credit on non-accrual as of September 30. This resulted in a reduction of income of $60,000 in the third quarter. The customer in question has been banking with us since 1990, and in fact voluntarily paid down $3,800,000 of the credit on October 15, 2009, after the close of the quarter.
“Although the credit facility is placed on nonaccrual currently, we anticipate that the payments will continue to be made on time as they have for the past 19 years. We believe the nonaccrual status will be lifted when the regulators review this loan late in the second quarter of 2010, and we will recover all foregone interest at that time. Until that occurs we estimate that the net income will be reduced $22,000 per month.
“Nevertheless, our bank continues to be profitable. Our capital position remains strong. Our net interest margins, while still squeezed, improved by 11 basis points over the second quarter of this year. In fact, the net interest income has increased during the last three quarters,” he added.
Earnings per share for third quarter 2009 totaled $.19 per average weighted share, compared to $.04 per average weighted share during second quarter 2009. Earnings per share figures are based on average weighted shares outstanding of 5,151,697 and 5,157,356 for the three months ended September 30, 2009 and June 30, 2009, respectively.
For the nine-month period ended September 30, 2009, earnings totaled $2,878,000, a decrease of 10.4% from the same period ended September 30, 2008.

Earnings per share for the most current nine-month period reached $.56 per average weighted share, 6.7% lower than the $.60 per average weighted share for the nine-month period in 2008. Earnings per share figures are based on average weighted shares outstanding of 5,176,744 and 5,359,690 for the nine months ended September 30, 2009 and September 30, 2008, respectively.
Founded in 1896, with $888 million in assets as of September 30, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)
EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net interest income	$7,019	$7,217	$19,862	$21,502
Provision for loan losses	1,875	2,001	3,725	2,095
Non-interest income	2,595	2,811	7,384	7,980
Non-interest expense	6,670	9,626	20,309	22,655
Income taxes	95	(545)	335	1,518
Net income	974	(1,054)	2,878	3,214
Earnings per share	.19	(.20)	.56	.60
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Allowance for loan losses January 1,	$9,798	$9,328	$11,114	$9,378
Recoveries	5	53	335	332
Charge-offs	(3,572)	(399)	(7,067)	(822)
Provision for loan losses	1,875	2,001	3,725	2,095

Allowance for loan losses June 30,	$8,107	$10,983	$8,107	$10,983

ASSET QUALITY

	September 30,
	2009	2008

Allowance for loan losses as a percentage of loans	1.74%	2.37%
Loans past due 90 days and still accruing	$1,304	$1,256
Nonaccrual loans	25,257	15,659
PERFORMANCE RATIOS (annualized)

	September 30,
	2009	2008

Return on average assets	.43%	.47%
Return on average equity	3.61%	3.69%
Net interest margin	3.28%	3.59%
Efficiency ratio	86%	83%
Primary capital	12.61%	12.76%
BALANCE SHEET SUMMARY

	September 30,
	2009	2008

Total assets	$888,482	$874,700
Loans	466,022	462,555
Securities	347,033	300,875
Other real estate (ORE)	2,745	372
Total deposits	541,567	537,537
Total federal funds purchased	188,483	212,309
Shareholders’ equity	105,654	105,242
Book value per share	20.51	19.80
Weighted average shares	5,176,744	5,359,690